Exhibit 99.1

NexPrise Announces Change in Listing from Nasdaq Small Cap Market

CARLSBAD, CA. — December 3, 2003 — NexPrise, Inc. (Nasdaq: NXPS), a provider of business process automation and management applications, today announced its Common Stock will phase down from the Nasdaq SmallCap Market to the OTC Bulletin Board, effective with the open of business on Friday, December 5, 2003. After reviewing the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2003, Nasdaq issued a Staff Determination on November 26, 2003 advising the Company that reported stockholders’ equity was below the continued listing minimum required by Marketplace Rule 4310(c)(2)(B).

“Despite bookings and revenue growth as compared with last year, reported stockholders’ equity was lower than that required by Nasdaq,” said Ted Drysdale, NexPrise president and CEO. “However, our stock will continue to trade on the OTC Bulletin Board and we’ll continue providing value to our existing customers and driving our business toward cash flow breakeven.”

About NexPrise
 NexPrise, Inc., provides business process applications and markets solutions that can enable manufacturers to rapidly automate and manage key business processes and produce a return on investment in less than 6 months. These solutions complement and expand on currently installed enterprise systems and allow for the ongoing process improvements companies require to meet their changing business demands. NexPrise, Inc. is headquartered in Carlsbad, California. For more information, please visit www.nexprise.com.

Safe Harbor Statement
 This press release contains “forward-looking” statements about the products and services of NexPrise, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “will continue to trade”, “continue providing”, “continue to drive to grow”, “can enable”, “allow” and similar terms and phrases. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, successful completion of the development process, risks and delays associated with the development process, unanticipated technological difficulties and resource constraints which may hinder development, customers’ utilization of the NexPrise product, the extent of customers’ existing inefficiencies

For Media Inquiries:
Tom Anthony
NexPrise, Inc.
760-804-1333
tanthony@nexprise.com